Exhibit 99.3

                          HARBOR FLORIDA BANCORP, INC.
                              100 S. Second Street
                           Fort Pierce, Florida 34950
                                 (561) 461-2414


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON DECEMBER ______, 1997


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Harbor Florida Bancorp, Inc. ("Harbor Florida") will be held at ________________________ located at _______________________, on December
____________ at ________ Florida time, for the following purposes, as more completely set forth in the accompanying Proxy Statement:

     1 . To approve and adopt the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan" or "Plan of Conversion"), pursuant to which (i) Harbor Financial M.H.C. ("the Mutual Holding Company") will convert into a interim federal stock savings bank and simultaneously will merge with and into Harbor Florida Bancorp, Inc. ("Harbor Florida"), pursuant to which the Mutual Holding Company will cease to exist and the shares of common stock of Harbor Florida held by the Mutual Holding Company will be canceled. As a result of the merger of the Mutual Holding Company with and into Harbor Florida all stockholders of Harbor Florida except the Mutual Holding Company (the "Public Stockholders") will receive a distribution of shares of common stock pursuant to the distribution exchange ratio, as defined in the Prospectus, which will result in the holders of such shares owning in the aggregate approximately the same percentage of common stock to be outstanding upon completion of the conversion. In addition, Harbor Florida is offering additional shares of its common stock for sale by means of a Prospectus. The sale of such stock and the conversion are referred to herein as the "Conversion".

     2. To consider and vote upon a proposal to adopt and approve an amendment to Harbor Florida Bancorp, Inc.'s certificate of incorporation to increase the authorized number of shares of common stock from 13,000,000 to __________.

     3. To transact such other business as may properly come before the meeting. Except with respect to procedural matters incident to the conduct of the meeting, management of Harbor Florida is not aware of any matters other than those set forth above which may properly come before the meeting.

     Pursuant to Delaware law, stockholders of Harbor Florida do not have dissenters' rights or appraisal rights in connection with the Conversion.

     The Board of Directors of Harbor Florida has fixed November ____, 1997 as the voting record date for the determination of stockholders entitled to notice of and to vote at the

Special Meeting. Only those stockholders of record as of the close of business on the date will be entitled to vote at the Special Meeting or at any such adjournment.


                       BY ORDER OF THE BOARD OF DIRECTORS





                                             Michael J. Brown
                                             President & CEO



November ___, 1997
Fort Pierce, Florida

     YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. PROXIES MUST BE RECEIVED PRIOR TO THE COMMENCEMENT OF THE MEETING.

     YOUR VOTE IS VERY IMPORTANT. VOTING ON THE PLAN OR THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION DOES NOT REQUIRE YOU TO PURCHASE STOCK IN THE OFFERINGS.

                          HARBOR FLORIDA BANCORP, INC.


                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


                         SPECIAL MEETING OF STOCKHOLDERS


     This Proxy Statement is being furnished to the holders of the common stock, par value $0.01 per share ("Common Stock"), of Harbor Florida Bancorp, Inc. ("Harbor Florida"), in connection with the solicitation of proxies by the Board of Directors for use at its Special Meeting of Stockholders ("Special Meeting") to be held at _________________________ located at ______________________ Fort
Pierce, Florida, on December _____, 1997, at ______, Florida time, and at any adjournment thereof, for the purposes set forth in the Notice of Special Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about November ____, 1997.

     Each proxy solicited hereby, if properly signed and returned to Harbor Florida and not revoked prior to its use, will be voted in accordance with the instructions indicated on the proxies. If no contrary instructions are given, each signed proxy received will be voted in favor of the Plan of Conversion and in favor of the amendment of the Certificate of Incorporation and, in the discretion of the proxy holder, as to any other matter which may properly come before the Special Meeting. Only proxies that are returned can be counted and voted at the Special Meeting.

     A Harbor Florida stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of Harbor Florida, (ii) properly submitting to Harbor Florida a duly-executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Harbor Florida Bancorp, Inc., 100 S. Second Street, Fort Pierce, Florida 34950, Attention: Secretary. Proxies solicited hereby may be exercised only at the Special Meeting and any adjournment thereof and will not be used for any other meeting.


                       VOTING SECURITIES AND REQUIRED VOTE

     Pursuant to Office of Thrift Supervision ("OTS") regulations, consummation of the Conversion is conditioned upon the approval of the Plan by the OTS, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast by the members of the Harbor Financial M.H.C. (the "Members") as of the close of business on the voting record date at a special meeting of Members called for the purpose of considering the Plan (the "Members' Meeting"), and (2) the approval of the holders of at least two-thirds of the shares of the outstanding Common Stock held by the stockholders as of the voting record date at the Special Meeting. In addition, Harbor Florida and the Mutual Holding Company (the "Primary Parties") have conditioned the consummation of the Conversion on the approval of the Plan by the holders of at least a majority of the votes cast, in person or by proxy, by the holders of Common Stock excluding the Mutual Holding Company (the "Public Stockholders") at the Special Meeting.

     The affirmative vote of the holders of record of a majority of the outstanding shares of Harbor Florida entitled to vote is necessary to amend the Certificate of Incorporation. The Mutual Holding Company intends to vote its shares of Common Stock, which amount to approximately 53.41% of the outstanding shares, in favor of the Plan and to amend the Certificate of Incorporation at the Special Meeting. In addition, as of June 30, 1997, directors and executive officers of Harbor Florida as a group (persons) beneficially owned 410,331 shares (including exercisable stock options) or 8.26% of the outstanding Common Stock, which shares can also be expected to be voted in favor of the Plan and the amendment of the Certificate of Incorporation at the Special Meeting.

     Only holders of record Common Stock at the close of business on November ____, 1997 (the "Voting Record Date") will be entitled to notice of and to vote at the Special Meeting. On the Voting Record Date, there were 4,934,454 shares of Common Stock issued and outstanding and Harbor Florida had no other class of equity securities outstanding. Each share of Common Stock is entitled to cast one vote at the Special Meeting on all matters properly presented at the Special Meeting.

     The presence in person or by proxy of at least a majority of the issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. Shares as to which the "ABSTAIN" box has been marked on the proxy and any shares held by brokers in street name for customers which are present at the Special Meeting and are not voted in the absence of instructions from the customers ("broker non-votes") will be counted as present for determining if a quorum is present. Because adoption of the Plan of Conversion must be approved by the holders of at least two-thirds of the outstanding Common Stock, and the amendment of the Certificate of Incorporation must be approved by the holders of at least a majority of the outstanding Common Stock, abstentions and broker non-votes will have the same effect as a vote against both proposals. The Plan also conditions consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, at the Special Meeting by the Public Stockholders. Abstentions and broker non-votes will have no effect on the required vote of the Public Stockholders.

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

     Harbor Florida is seeking shareholder approval to amend its Certificate of Incorporation. Currently the certificate authorizes 13,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. The offerings contemplate the sale of approximately 25,000,000 shares of Common Stock. Accordingly, Harbor Florida intends to amend the certificate to authorize ________ shares of Common Stock. Unless such amendment is approved, Harbor Florida will not have sufficient shares to undertake the offering at the offering price of $10.00 pursuant to the Conversion. The Mutual Holding Company intends to vote its shares in favor of such a proposal. Passage is therefore assured. The Board of Directors believes that the amendment of Harbor Florida's Certificate, which is a precondition to the offerings, is in the best interest of shareholders in that it will increase capital, enhance Harbor Florida's competitive position and provide the ability to expand under appropriate conditions. See "The Conversion -- Purposes of the Conversion," and "Business Of Harbor Federal Savings Bank -- Competition" in the Prospectus.

                    INCORPORATION OF INFORMATION BY REFERENCE

     The accompanying Prospectus of Harbor Florida is incorporated herein by reference. The Prospectus sets forth a description of the Plan of Conversion and the related offering of common stock by the Company under the caption "THE CONVERSION." Such caption also describes the effects of the Conversion on the stockholders of Harbor Florida and the members of the Mutual Holding Company, including the tax consequences of the Conversion and the establishment of a liquidation account for the benefit of certain depositors of Harbor Federal Savings Bank (the "Bank").

     Information regarding Harbor Florida, the Bank and the Mutual Holding Company are set forth in the Prospectus under the captions "Harbor Florida Bancorp, Inc.," "Harbor Federal Savings Bank" and "Harbor Financial M.H.C.," respectively, as well as under the caption "Summary." The Prospectus also describes the business and financial condition of the Bank under the captions "Business of the Bank" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical financial statements of Harbor Florida and the Bank are included in the Prospectus. Information regarding the use of proceeds of the Offerings conducted in connection with the Conversion, the historical capitalization of the Bank and the pro forma capitalization of Harbor Florida, and other pro forma data are set forth in the Prospectus under the captions "Use of Proceeds," "Capitalization" and "Pro Forma Data," respectively.

     The Prospectus sets forth certain information as to the Harbor Florida Common Stock beneficially owned by (i) the only persons or entities who or which were known to Harbor Florida to be the beneficial owner of more than 5% of the issued and outstanding Harbor Florida Common Stock, (ii) the directors and executive officers of Harbor Florida, and (iii) all directors and executive officers of Harbor Florida as a group. See "Beneficial Ownership of Capital Stock" in the Prospectus.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wished to have included in the proxy solicitation materials to be used in connection with the next annual meeting of stockholders of Harbor Florida which is expected to be held in January 1997, if the Conversion is not consummated, must have been received at the main office of Harbor Florida no later than September 19, 1997.


                                  OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of Harbor Florida to vote the proxy upon such other matters as may properly come before the Special Meeting. Management is not aware of any business that may properly come before the Special Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by Harbor Florida. Harbor Florida will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Harbor Florida Common Stock. In addition to solicitations by mail, directors, officers and employees of Harbor Florida may solicit proxies personally or by telephone without additional compensation.

     A copy of the Plan of Conversion is attached hereto as Exhibit A. You may obtain a copy of the Certificate Incorporation and Bylaws of Harbor Florida in writing from the Bank. Any such requests should be directed to Harbor Florida Bancorp, Inc., 100 S. Second Street, Fort Pierce, Florida 34950, Attention:
Secretary. So that you have sufficient time to receive and review the requested materials, it is recommended that any such requests be sent so that they are received by Harbor Florida by November ____, 1997.

     YOUR VOTE IS IMPORTANT! THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PLAN OF CONVERSION AND THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION. WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                    EXHIBIT A

                               PLAN OF CONVERSION

                                       of

                            HARBOR FINANCIAL, M.H.C.

                                       and

                          AGREEMENT AND PLAN OF MERGER

                                     between

                            HARBOR FINANCIAL, M.H.C.

                                       and

                          HARBOR FLORIDA BANCORP, INC.





                               SEPTEMBER 24, 1997

                                TABLE OF CONTENTS


Section                                                                     Page
-------                                                                     ----
1.   INTRODUCTION.............................................................1
2.   DEFINITIONS..............................................................3
3.   GENERAL PROCEDURE FOR CONVERSION........................................10
4.   TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF
         CONVERSION STOCK....................................................11
5.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS
        (FIRST PRIORITY).....................................................13
6.   SUBSCRIPTION RIGHTS OF THE TAX-QUALIFIED EMPLOYEE
        STOCK BENEFIT PLANS (SECOND PRIORITY)................................15
7.   SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT
        HOLDERS (THIRD PRIORITY).............................................15
8.   SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)..................16
9.   PUBLIC STOCKHOLDERS OFFERING............................................16
10. COMMUNITY OFFERING AND OTHER OFFERINGS...................................17
11. LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF
       CONVERSION STOCK......................................................18
12. TIMING OF SUBSCRIPTION OFFERING., MANNER OF EXERCISING
       SUBSCRIPTION RIGHTS AND ORDER FORMS...................................20
13. PAYMENT FOR CONVERSION STOCK.............................................23
14. ACCOUNTHOLDERS IN NONQUALIFIED STATES OR FOREIGN
       COUNTRIES.............................................................24
15. VOTING RIGHTS OF STOCKHOLDERS............................................24
16. LIQUIDATION ACCOUNT......................................................25
17. TRANSFER OF DEPOSIT ACCOUNTS.............................................26
18. REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION,
       MARKET MAKING AND STOCK EXCHANGE LISTING..............................27
19. DIRECTORS AND OFFICERS OF THE BANK.......................................27
20. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS
       FOLLOWING THE CONVERSION..............................................27
21. RESTRICTIONS ON TRANSFER OF STOCK........................................27
22. RESTRICTIONS ON ACQUISITION OF STOCK OF THE HOLDING COMPANY..............28
23. TAX RULINGS OR OPTIONS...................................................29
24. STOCK COMPENSATION PLANS.................................................29
25. DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK............................29
26. PAYMENT OF FEES TO BROKERS...............................................30
27. EFFECTIVE DATE...........................................................30
28. AMENDMENT OR TERMINATION OF THE PLAN.....................................30
29. INTERPRETATION OF THE PLAN...............................................31
ANNEX A - PLAN OF MERGER BETWEEN THE MUTUAL HOLDING COMPANY
       AND THE HOLDING COMPANY..............................................A-1

1.   INTRODUCTION

     For purposes of this section, all capitalized terms have the meaning ascribed to them in Section 2.

     On January 6, 1994, Harbor Federal Savings Bank, a federally chartered mutual savings institution reorganized into the mutual holding company form of organization and consummated a sale of stock to its members. To accomplish this transaction, the Bank organized a federally chartered, stock savings bank as a wholly owned subsidiary. The mutual Bank then transferred substantially all of its assets and liabilities to the stock Bank in exchange for 4,894,200 shares of Bank Common Stock, and reorganized itself into a federally chartered mutual holding company known as Harbor Financial, M.H.C. and sold 2,239,831 shares of Bank Common Stock to directors, employees and members of the Bank. On June 25, 1997, the Bank completed a reorganization in which the Bank became a wholly owned subsidiary of a stock middle tier holding company known as Harbor Florida Bancorp, Inc. ("Holding Company"). Shareholders of the Bank became, as a result of the reorganization, shareholders of the Holding Company. As of, June 30, 1997, the Mutual Holding Company and the Public Stockholders own an aggregate of
53.4 and 46.6% of the outstanding Holding Company Common Stock, respectively.

     The Boards of Directors of the Mutual Holding Company and the Holding Company believe that a conversion of the Mutual Holding Company to stock form pursuant to this Plan of Conversion is in the best interests of the Mutual Holding Company and the Bank, as well as the best interests of their respective Members and Stockholders. The Boards of Directors determined that this Plan of Conversion equitably provides for the interests of Members through the granting of subscription rights and the establishment of a liquidation account. The Conversion will result in the raising of additional capital for the Bank and the Holding Company and should result in a more active and liquid market for the Holding Company Common Stock than currently exists, although there can be no assurances that this will be the case. The Conversion is designed to enable the Bank and Holding Company to compete more effectively in a market which is undergoing consolidation.

     If the Bank had undertaken a standard conversion involving the formation of a stock holding company in 1994, applicable OTS regulations would have required a greater amount of Bank Common Stock to be sold than resulted in the amount of net proceeds raised in the Bank's initial public offering undertaken with the mutual holding company reorganization. In addition, if a standard conversion had been conducted in 1994, management of the Bank believes that it would have been difficult to profitably invest the larger amount of capital that would have been raised, when compared to the amount of net proceeds raised in the Bank's initial public offering. A standard conversion in 1994 also would have immediately eliminated all aspects of the mutual form of organization and possibly have subjected the Association to greater interference from stockholders and from an unwanted acquisition or other change in control of the Bank.

         Subsequent to the formation of the Mutual Holding Company, there have been certain changes in the policies of the OTS relating to mutual holding companies. In addition, market conditions for the stocks of savings institutions and their holding companies have improved. The Bank and the Holding Company have also gained experience in being a company required to meet the filing requirements of the Securities and Exchange Act of 1934 and in conducting stockholder meetings and other stockholder matters, such as communications, press releases, NASD matters and dividend payments. In light of the foregoing, the Boards of Directors of the Mutual Holding Company and the Holding Company believe that it is in the best interests of such companies and their respective Members and Stockholders to reorganize into the stock form of organization at this time, and that the most feasible way to do so is through the Conversion and Merger.

         The Bank formed the Holding Company which became the holding company for the Bank pursuant to a reorganization completed in June of 1997. In the current transaction, as described in more detail herein, the Mutual Holding Company will convert to an interim federal stock savings association and will simultaneously merge with and into the Holding Company pursuant to the Plan of Merger included as Annex A hereto, pursuant to which the Mutual Holding Company will cease to exist and a liquidation account will be established for the benefit of depositor Members as of specified dates. Stock of the Holding Company held by Public Shareholders shall be automatically converted into the right to receive additional shares of Holding Company stock based on a Distribution Exchange Ratio plus cash in lieu of any fractional share interest.

         In connection with the Conversion, the Holding Company will offer shares of Conversion Stock in the Offerings as provided herein. Shares of Conversion Stock will be offered in a Subscription Offering in descending order of priority to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, Other Members and Public Stockholders. Any shares of Conversion Stock remaining unsold after the Subscription Offering will be offered for sale to the public through a Community Offering as determined by the Boards of Directors of the Holding Company.

         The Conversion is intended to provide support to the Bank's lending and investment activities and thereby enhance the Bank's capabilities to serve the borrowing and other financial needs of the communities it serves.

         This Plan was adopted by the Boards of Directors of the Mutual Holding Company, the Holding Company and the Bank on September 24, 1997.

     This Plan is subject to the approval of the OTS and must be adopted by (1) at least a majority of the total number of votes eligible to be cast by Voting Members of the Mutual Holding Company at the Special Meeting and (2) holders of at least two-thirds of the outstanding Holding Company Common Stock at the Stockholders' Meeting. In addition, the Primary parties have conditioned the consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting.

     After the Conversion, the Bank will continue to be regulated by the OTS, as its chartering authority, and by the FDIC, which insures the Bank's deposits. In addition, the Bank will continue to be a member of the Federal Home Loan Bank System, and all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law.

2.   DEFINITIONS

     As used in this Plan, the terms set forth below have the following meaning:

     Actual Purchase Price means the price per share at which the Conversion Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

     Affiliate means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with Person specified.

     Associate, when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Mutual Holding Company, the Bank, a majority-owned subsidiary of the Bank or the Holding Company) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a. trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the a Holding Company or the Bank or any of the subsidiaries of the foregoing.

     Bank means Harbor Federal Savings Bank in its mutual or stock form or Harbor Federal Savings Bank following consummation of the Conversion, as the context of the reference indicates.

     Bank Common Stock means the common stock of the Bank, par value $1.00 per share, which stock is not and will not be insured by the FDIC or any other governmental authority.

     Code means the Internal Revenue Code of 1986, as amended.

     Community Offering means the offering for sale by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to (i) natural persons residing in the Local Community, and (ii) such other Persons within or without the State of Florida as may be selected by the Holding Company within its sole discretion.

     Control (including the terms "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     Conversion means (i) the conversion of the Mutual Holding Company to an interim federal stock savings association and the subsequent merger, pursuant to which the Mutual Holding Company will cease to exist, and (ii) the issuance of Conversion Stock by the Holding Company in the Offerings as provided herein, which will increase the number of shares of a Holding Company Common Stock outstanding (subject to approval by Holding Company Shareholders) and the capitalization of the Holding Company and the Bank.

     Conversion Stock means the Holding Company Common Stock to be issued and sold in the Offerings pursuant to the Plan of Conversion.

     Deposit Account means savings and demand accounts, including passbook accounts, money market deposit accounts and negotiable order of withdrawal accounts, and certificates of deposit and other authorized accounts of the Bank held by a Member.

     Director, Officer and Employee means the terms as applied respectively to any person who is a director. officer or employee of the Mutual Holding Company, the Bank, the Holding Company or any subsidiary thereof.

     Distribution Exchange Ratio means the rate at which shares of the Holding Company held by the Public Stockholders will be increased in connection with the Holding Company Merger. The exact rate shall be determined by the Mutual Holding Company and the Holding Company in order to ensure that upon consummation of the Conversion the Public Stockholders will own in the aggregate approximately the same percentage of the Holding Company Common Stock to be outstanding upon completion of the Conversion as the percentage of Holding Company Common Stock owned by them in the aggregate on the Effective Date, before giving effect to
(a) cash paid in lieu of any  fractional  interests  of Holding  Company  Common
Stock and (b) any shares of Conversion Stock purchased by the Public Stockholders in the Offerings or tax-qualified employee stock benefit plans thereafter.

     Distribution Exchange Shares means the additional shares of Holding Company Common Stock to be issued to the Public Stockholders in connection with the Holding Company Merger with the MHC.

     Eligible Account Holder means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the liquidation account to be established pursuant to the provision herein.

     Eligibility Record Date means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on July 31, 1996.

     Estimated Price Range means the range of the estimated aggregate pro forma market value of the Conversion Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 4 hereof.

     FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

     Holding Company means Harbor Florida Bancorp, Inc., a corporation organized under the laws of the State of Delaware. Upon completion of the June 1997 Reorganization, the Holding Company held all of the outstanding capital stock of the Bank.

     Holding Company Common Stock means the Common Stock of the Holding Company, par value $0.01 per share, which stock cannot and will not be insured by the FDIC or any other governmental authority.

     Independent Appraiser means the independent investment banking or financial consulting firm retained by the Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.

     Initial Purchase Price means the price per share to be paid initially by Participants for shares of Conversion Stock subscribed for in the Subscription Offering and by Persons for shares of Conversion Stock ordered in the Community Offering.

     Interim means an interim federal stock savings association, which will be formed as a result of the conversion of Harbor Financial, M.H.C. into the stock form of organization.

     Local Community means all counties in which the Bank has its home office or a branch office.

     Member means any Person qualifying as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States.

     MHC Merger means the merger of Interim with and into the Holding Company pursuant to the Plan of Merger included as Annex A hereto.

     Mid-Tier Holding Company - Harbor Florida Bancorp, or Holding Company, a Delaware chartered corporation which owns 100% of the common stock of Harbor Federal Savings Bank.

     Mutual Holding Company means Harbor Financial, M.H.C. (an owner of 53.4% of the common stock of Holding Company) prior to the MHC's conversion into an interim federal stock savings association.

     Offerings means the Subscription Offering, the Public Stockholders Offering and the Community Offering.

     Officer means the president, all senior vice-presidents, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

     Order Form means the form or forms provided by the Holding Company, containing all such terms and provisions as set forth herein, to a Participant or other Person by which Conversion Stock may be ordered in the Offerings.

     Other Member means a Voting Member who is not an Eligible Account Holder or a Supplemental Eligible Account Holder.

     OTS means the Office of Thrift Supervision or any successor thereto.

     Participant means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder and Other Member.

     Person means an individual, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or any political subdivision thereof.

     Plan of Conversion and Plan of Merger means this Plan of Conversion and the Plan of Merger as adopted by the Boards of Directors of the Mutual Holding Company, the Holding Company, and the Bank and any amendment hereto approved as provided herein. The Board of Directors of the Holding Company shall adopt this Plan as soon as practicable following its organization.

     Primary Parties means the Mutual Holding Company, the Holding Company, and the Bank.

     Prospectus means the one or more documents to be used in offering the Conversion Stock in the Offerings.

     Public Stockholders mean those Persons who own shares of Bank Common Stock, excluding the Mutual Holding Company, as of the Stockholder Voting Record Date.

     Public Stockholders Offering means the offering for sale by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to Public Stockholders, at the sole discretion of the bank and the Holding Company.

     Qualifying Deposit means the aggregate balance of all Deposit Accounts in the Bank of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $50, and (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $50.

     Resident means any person who, on the date designated for that category of subscriber in the Plan, maintained a bona fide residence within the Local Community . The designated dates for Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are July 31, 1996, September 30, 1997 and __________________, 1997, respectively. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be within the Local Community. To the extent the person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a bona fide resident of the Local Community. Subscribers in the Community Offering who are natural persons will have a purchase preference if they were residents of the Local Community on the date of the Prospectus. In all cases, however, such determination shall be in the sole discretion of the Bank and Holding Company.

     SEC means the Securities and Exchange Commission.

     Special Meeting means the Special Meeting of Members of the Mutual Holding Company and Public Stockholders called for the purpose of submitting this Plan to the Members for their approval, and matters related to stockholders including any adjournments of such meeting.

     Stockholders means those Persons who own shares of the Holding Company Common Stock.

     Stockholders' Meeting means the annual or special meeting of Stockholders of the Holding Company called for the purpose of submitting this Plan to the Stockholders for their approval, including any adjournments of such meeting.

     Stockholder Voting Record Date means the date for determining the Public Stockholders of the Bank eligible to vote at the Stockholders' Meeting.

     Subscription Offering means the offering of the Conversion Stock to Participants.

     Subscription   Rights  means   nontransferable   rights  to  subscribe  for
Conversion Stock granted to Participants pursuant to the terms of this Plan.

     Supplemental Eligible Account Holder means any Person and their Associates. holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

     Supplemental Eligibility Record Date, if applicable, means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed by the Mutual Holding Company prior to approval of such application by the OTS. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding OTS approval of the Application for Conversion submitted by the Mutual Holding Company pursuant to this Plan of Conversion.

     Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and the Bank and which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code as from time to time in effect. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution stock benefit plan which is not so qualified.

     Voting Member means a Person who at the close of business on the Voting Record Date is entitled to vote as a Member of the Mutual Holding Company in accordance with its mutual charter and bylaws.

     Voting Record Date means the date or dates for determining the eligibility of Members to vote at the Special Meeting

3.   GENERAL PROCEDURE FOR CONVERSION

     A. An application for the Conversion, including the Plan of Conversion and all other requisite material (the "Application for Conversion"), shall be submitted to the OTS for approval. The Mutual Holding Company and the Holding Company also will cause notice of the adoption of the Plan by the Boards of Directors of the Mutual Holding Company and the Holding Company to be given by publication in a newspaper having general circulation in each community in which an office of the Bank is located; and will cause copies of the Plan to be made available at each office of the Mutual Holding Company and the Bank for inspection by Members and Stockholders. The Mutual Holding Company and the Bank will post the notice of the filing of the Application for Conversion in each of their offices and will again cause to be published, in accordance with the requirements of applicable regulations of the OTS, a notice of the filing with the OTS of an application to convert the Mutual Holding Company from mutual to stock form.

     B. Promptly following receipt of requisite approval of the OTS, this Plan will be submitted to the Members for their consideration and approval at the Special Meeting. The Mutual Holding Company may, at its option, mail to all Members as of the Voting Record Date, at their last known address appearing on the records of the Mutual Holding Company and the Holding Company, a proxy statement in either long or summary form describing the Plan which will be submitted to a vote of the Members at the Special Meeting. The Holding Company also shall mail to all such Members (as well as other Participants) either a Prospectus and Order Form for the purchase of Conversion Stock or a letter informing them of their right to receive a Prospectus and Order Form and a postage prepaid card to request such materials, subject to the provisions herein. The Plan must be approved by the affirmative vote of at least a majority of the total number of votes eligible to be cast by Voting Members at the Special Meeting.

     C. Subscription Rights to purchase shares of Conversion Stock will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members.

     D. The Holding Company shall file preliminary proxy materials with the OTS and SEC in order to seek the approval of the Plan by its Stockholders. Promptly following clearance of such proxy materials by the OTS and the SEC and the receipt of any other requisite approval of the OTS, the Holding Company will mail definitive proxy materials to all Stockholders as of the Stockholder Voting Record Date, at their last known address appearing on the records of the Holding Company, for their consideration and approval of this Plan at the Stockholders' Meeting. The Plan must be approved by the holders of at least two-thirds of the outstanding Holding Company Common Stock as of the Voting Record Date. In addition, the Primary Parties have conditioned the consummation of the Conversion on the approval of the Plan by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders as of the Stockholder Voting Record Date at the Stockholders' Meeting.

     E. The Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members. It is anticipated that any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold first through the Public Stockholders Offering and then through a Community Offering Community. The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with the provisions herein. The Holding Company shall contribute to the Bank an amount of the net proceeds received by the Holding Company from the sale of Conversion Stock as shall be determined by the Boards of Directors of the Holding Company, and the Bank and as shall be approved by the OTS.

     F. The  Effective  Date of the  Conversion  shall be the date set  forth in
Section 27 hereof. Upon the effective date, the following transactions shall occur:

                  (i) The Mutual  Holding  Company shall convert into an interim
         federal  stock  savings   association,   Interim,   and  Interim  shall
         simultaneously merge with and into the Holding Company in the MHC Merger, with the Holding Company being the surviving institution. As a result of the MHC Merger, (a) the shares of Holding Company Common Stock currently held by the Mutual Holding Company shall be canceled and (b) Members of the Mutual Holding Company will be granted interests in the liquidation account to be established pursuant to Section 16 hereof.

                  (ii) The Holding Company shall sell the Conversion Stock in the Offerings, as provided herein.

     G. The Primary parties may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including in connection with the Offerings, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

4.   TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK

     A. The aggregate price at which shares of Conversion Stock shall be sold in the Offerings shall be based on a pro forma valuation of the aggregate market value of the Conversion Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the Primary Parties, market, financial and economic conditions, a comparison of the Primary Parties with selected publicly held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be important. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall generally be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall generally be no more than 15% below such average. The valuation shall be updated during the Conversion as market and financial conditions warrant and as may be required by the OTS.

     B. Based upon the independent valuation, the Boards of Directors of the Primary Parties shall fix the Initial Purchase Price and the number (or range) of shares of Conversion Stock ("Offering Range") to be offered in the Subscription Offering, Public Stockholders Offering and Community Offering, if applicable. The Actual Purchase Price and the total number of shares of Conversion Stock to be issued in the Offerings shall be determined by the Boards of Directors of the Primary Parties upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Primary Parties in connection therewith.

     C. Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Conversion, and under such circumstances the Primary Parties may correspondingly increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock issued in the Conversion are less than the minimum or (excluding purchases, if any, by the Holding Company's Tax-Qualified Employee Stock Benefit Plans) more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan, provided, however, that such priority will have no effect whatsoever on the ability of the Tax Qualified Employee Stock Benefit Plans to purchase additional shares pursuant to Section 4.D.

     D. (i) In the event that Tax-Qualified Employee Stock Benefit Plans are unable to purchase the number of shares subscribed for by such Tax-Qualified Employee Stock Benefit Plans due to an oversubscription for shares of Conversion Stock pursuant to Section 5 hereof, Tax-Qualified Employee Stock Benefit Plans may purchase from the Holding Company, and the Holding Company may sell to the Tax-Qualified Employee Stock Benefit Plans, such additional shares ("Additional Shares") of Holding Company Common Stock necessary to fill the subscriptions of the Tax-Qualified Employee Stock Benefit Plans, provided that such Additional Shares may not exceed 10% of the total numbers of shares of Conversion Stock sold in the Conversion. The sale of Additional Shares, if necessary, will occur contemporaneously with the sale of the Conversion Stock. The sale of Additional Shares to Tax-Qualified Employee Stock Benefit Plans by the Holding Company is conditioned upon receipt by the Holding Company of a letter from the Independent Appraiser to the effect that such sale would not have a material effect on the Conversion or the Actual Purchase Price and the approval of the OTS. The ability of the Tax-Qualified Employee Stock Benefit Plans to purchase up to an additional 10% of the total number of shares of Conversion Stock sold in the Conversion shall not be affected or limited in any manner by the priorities or purchase limitations otherwise set forth in this Plan of Conversion.

     (ii) Notwithstanding anything to the contrary contained in this Plan, if the final valuation of the Conversion Stock exceeds the maximum of the Estimated Price Range, up to 10% of the total number of shares of Conversion Stock sold in the Conversion may be sold to Tax-Qualified Stock Benefit Plans prior to filling any other orders for Conversion Stock from such shares in excess of the Estimated Price Range.

5.   SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

     A. Each Eligible Account Holder shall receive, without payment, nontransferable subscription rights equal to the greater of (i) the maximum purchase limitation established for the Community Offering, (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders, subject to Section 14 hereof.

     B. In the event of an oversubscription for shares of Conversion Stock pursuant to the provisions herein, available shares shall be allocated among subscribing Eligible Account Holders so as to permit, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders who are also Directors or Officers and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

6. SUBSCRIPTION RIGHTS OF THE TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS (SECOND PRIORITY)

     Notwithstanding the purchase limitations discussed below, Tax-Qualified Employee Stock Benefit Plans of the Holding Company and the Bank shall receive, without payment, nontransferable Subscription Rights to purchase in the aggregate up to 10% of the Conversion Stock, including first priority to purchase any shares of Conversion Stock to be issued in the Conversion as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Conversion. Consistent with applicable laws and regulations and policies and practices of the OTS, Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirement.

7.   SUBSCRIPTION  RIGHTS  OF  SUPPLEMENTAL   ELIGIBLE  ACCOUNT  HOLDERS  (THIRD
     PRIORITY)

     A. In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed prior to OTS approval, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder, shall, subject to the further limitations of Section 11 hereof, receive, without payment, nontransferable Subscription Rights to purchase up to the greater of (i) the maximum purchase limitation established for the Community Offering, (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, and (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to
Section 14 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans though the exercise of Subscription Rights under Sections 5 and 6 hereof.

     B. In the event of an oversubscription for shares of Conversion Stock, available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Supplemental Eligible Account Holder has been allocated the lesser of the number subscribed for or 100 shares shall be allocated among the subscribing Supplemental Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Supplemental Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued.

8.   SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

     A. Each Other Member, as of the Voting Record Date ("Other Members"), shall, subject to the further limitations of Section 11, hereof, receive without payment, Subscription Rights to purchase up to the greater of (i) the maximum purchase limitation established for the Community Offering and (ii) one-tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, in each case subject to Section 14 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, and Supplemental Eligible Account Holders, if any, through the exercise of Subscription Rights under Sections 5, 6 and 7 hereof.

     B. If, pursuant to this Section, Other Members subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Other Members shares so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his total allocations equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining shares after each subscribing Other Member has been allocated the lesser of the number subscribed for or 100 shares shall be allocated among subscribing Other Members on a pro rata basis in the same proportion as each such Other Member's subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

9.   PUBLIC STOCKHOLDERS OFFERING

     A. If less than the total number of shares of Conversion Stock are sold in the Subscription Offering, all remaining shares of Conversion Stock shall, subject to the further limitations of Section 11 hereof, be sold to Public
Stockholders as of the Stockholder Voting Record Date in an amount up to the greater of (i) the maximum purchase limitation established for the Community Offering and (ii) one tenth of 1% of the total offering of shares of Conversion Stock in the Subscription Offering, in each case subject to Section 14 hereof and the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders and Other Members. The ability of Public Stockholders to purchase stock in the Public Stockholders Offering is subject to the right of the Primary Parties in their absolute discretion to accept or reject in whole or in part all orders in the Public Stockholders Offering.

     B. If, pursuant to this Section, Public Stockholders as of the Stockholder Voting Record Date subscribe for a number of shares of Conversion Stock in excess of the total number of shares of Conversion Stock remaining, available shares shall be allocated among subscribing Public Stockholders as of the Stockholder Voting Record Date in an equitable manner as determined by the Board of Directors, provided that no fractional shares shall be issued.

10.  COMMUNITY OFFERING AND OTHER OFFERINGS

     A. If less than the total number of shares of Conversion Stock are sold in the Subscription Offering and Public Stockholders Offering, it is anticipated that all remaining shares of Conversion Stock shall, if practicable, be sold in a Community Offering. Subject to the requirements set forth herein, the manner in which the Conversion Stock is sold in the Community Offering shall have as the objective the achievement of the widest possible distribution of such stock, subject to the right of the Primary Parties, in their absolute discretion, to accept or reject in whole or in part all orders in the Community Offering.

     B. In the event of a Community Offering, all shares of Conversion Stock which are not subscribed for in the Subscription Offering and Public Stockholders Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given to natural persons who are Residents of the Local Community ("Preferred Subscribers").

     C. A Prospectus and Order Form shall be furnished to such Persons as the Primary Parties may select in connection with the Community Offering, and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in an equitable manner as determined by the Board of Directors. If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, any remaining shares shall be allocated to other members of the general public who place orders in the Community Offering, applying the same allocation described above for Preferred Subscribers.

     D. The amount of Conversion Stock that any Person may purchase in the Community Offering shall (subject to the further limitations of Section 11 hereof) not exceed the number of shares of Conversion Stock as shall equal $500,000 divided by the Actual Purchase Price, provided, however, that this amount may be decreased or increased by up to 5%, subject to any required regulatory approval but without the further approval of Members of the Mutual Holding Company or the Stockholders of the Holding Company. The Primary Parties may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and Public Stockholders Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering and Public Stockholders Offering, unless extended by the Primary Parties with any required regulatory approval.

     E. In the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering or Community Offering, the Primary Parties shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

11.  LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK

     The following limitations shall apply to all purchases of Conversion Stock:

     A. The maximum number of shares of Conversion Stock which may be purchased by any Person in the First Priority, Third Priority and Fourth Priority in the Subscription Offering, any Person in the Public Stockholders Offering and any person in the Community Offering shall not exceed the number of shares of Conversion Stock as shall equal $500,000 divided by the Actual Purchase Price.

     B. The maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion by any Person (or persons through a single account) together with any Associate or group of persons Acting in Concert shall not exceed such number of shares of Conversion Stock as shall equal $750,000 divided by the Actual Purchase Price, except for Tax-Qualified Employee Stock Benefit Plans, which in the aggregate may subscribe for up to 10% of the Conversion Stock.

     C. Except for the Tax-Qualified Employee Stock Benefit Plans, the maximum number of shares of Conversion Stock which may be purchased in all categories in the Conversion by any Person (or persons through a single account) together with any Associate or group of persons Acting in Concert shall not exceed such number of shares that when combined with Distribution Exchange Shares shall equal $3,000,000 divided by the Actual Purchase Price per share.

     D. The number of shares of Conversion Stock which Directors and Officers and their Associates may purchase in the aggregate in the Offering shall not exceed 25% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings.

     E. No Person may purchase fewer than 25 shares of Conversion Stock in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

     F. For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Officers and Employees shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock
Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in this Section, and (iii) Distribution Exchange Shares shall be valued at the Actual Purchase Price.

     G. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members of the Mutual Holding Company or the Stockholders of the Holding Company, the Primary Parties may increase or decrease any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the maximum purchase amount set forth herein whether prior to, during or after the Subscription Offering or Community Offering. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, the Primary Parties shall permit any Person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event that an individual purchase limitation is decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

     H. The Primary Parties shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

     I. Notwithstanding anything to the contrary contained in this Plan, the Public Stockholders will not have to sell any Holding Company Common Stock or to be limited in receiving Distribution Exchange Shares even if their ownership of Holding Company Common Stock when converted into Distribution Exchange Shares would exceed an applicable purchase limitation.

12. TIMING OF SUBSCRIPTION OFFERING, MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS

     A. The Subscription Offering may be commenced concurrently with or at any time after the mailing to Voting Members of the Mutual Holding Company and Stockholders of the Holding Company of the proxy statement(s) to be used in connection with the Special Meeting and the Stockholders' Meeting. The
Subscription Offering may be closed before the Special Meeting and the Stockholders' Meeting, provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Members of the Mutual Holding Company and the Stockholders of the Bank at the Special Meeting and the Stockholders' Meeting, respectively.

     B. The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion. The Primary Parties may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

     C. The Primary Parties shall, promptly after the SEC has declared the Registration Statement, which includes the Prospectus, effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 14 hereof. The Primary Parties may elect to mail a Prospectus and Order Form only to those Participants who request such materials by returning a postage-paid card to the Primary Parties by a date specified in the letter informing them of their Subscription Rights. Under such circumstances, the Subscription Offering shall not be closed until the expiration of 30 days after the mailing by the Primary Parties of the postage-paid card to Participants.

     D. A single Order Form for all Deposit Accounts maintained with the Bank by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, notwithstanding the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date and Supplemental Eligibility Record Date. respectively.

     E. The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Primary Parties. The Primary Parties may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Primary Parties, along with payment (or authorization for payment by withdrawal) for the shares of Conversion Stock subscribed for, within time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Primary Parties by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

     F. The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed; (ii) not timely received; (iii) transmitted via facsimile; (iv) not accompanied by the proper payment (or authorization of withdrawal for payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (v) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Primary Parties of the terms and conditions of the Order Forms shall be final and conclusive.

13.  PAYMENT FOR CONVERSION STOCK

     A. Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Stockholders Offering and Community Offering shall be equal to the Initial Purchase Price multiplied by the number of shares which are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Primary Parties. Wire transfers of funds may be accepted in the sole discretion of the Primary Parties and there shall be no liability for failing to accept such funds. In addition, the Primary Parties may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Conversion Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Purchase Price of such shares. If the Actual Purchase Price is less than the Initial Purchase Price, the Primary Parties shall refund the difference to all Participants and other Persons, unless the Primary Parties choose to provide
Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Conversion Stock. If the Actual Purchase Price is more than the Initial Purchase Price, the Primary Parties shall reduce the number of shares of Conversion Stock ordered by Participants and other Persons and refund any remaining amount which is attributable to a fractional share interest, unless the Primary Parties choose to provide Participants and other Persons the opportunity to increase the Actual Purchase Price submitted to them.

     B. Consistent with applicable laws and regulations and policies and practices of the OTS, payment for shares of Conversion Stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Holding Company, and/or the Bank and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

     C. If a Participant or other Person authorizes the Bank to withdraw the amount of the Initial Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Initial Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank intends to allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Primary Parties.

     D. The Bank shall pay interest, at not less than the passbook rate, for all amounts paid in cash, by check or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion is completed or terminated.

     E. The Bank shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock.

     F. Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

14.  ACCOUNTHOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES

     The Primary Parties shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country or resides in a jurisdiction of the United States with respect to which any of the following apply; (a) there are few Participants otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction; (b) the granting of Subscription Rights or the offer or sale of shares of Conversion Stock to such Participants would require any of the Primary Parties or their respective Directors and Officers, under the laws of such jurisdiction, to register as a broker-dealer, salesman or selling agent or to register or otherwise qualify the Conversion Stock for sale in such jurisdiction, or any of the Primary Parties would be required to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and (c) such registration, qualification or filing in the judgment of the Primary Parties would be impracticable or unduly burdensome for reasons of cost or otherwise.

15.  VOTING RIGHTS OF STOCKHOLDERS

     Following consummation of the Conversion, voting rights with respect to the Bank shall be held and exercised exclusively by the Holding Company as holder of all of the Bank's outstanding voting capital stock, and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company's voting capital stock.

16.  LIQUIDATION ACCOUNT

     A. At the time of the MHC Merger, a liquidation account shall be established in an amount equal to the amount of the dividends from Bank Common Stock waived by the Mutual Holding Company plus the greater of (i) $38,728,073, which is equal to 100% of the retained earnings of the Bank as of June 30, 1993, the date of the latest statement of financial condition contained in the final offering circular utilized in the Bank's initial public offering, or (ii) 53.4% of the Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion. The function of the liquidation account will be to preserve the rights of certain holders of Deposit Accounts in the association who maintain such accounts in the Bank following the Conversion to a priority for distributions in the unlikely event of a liquidation of the Bank subsequent to the Conversion.

     B. The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after the Conversion. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 16 as the "subaccount balance." All Deposit Accounts which have the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as provided in this Section.

     C. In the event of a complete liquidation of the Bank subsequent to the Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Bank. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any merger or consolidation transaction, the liquidation account shall be assumed by the surviving entity.

     D. The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders, if any. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.

     E. If the aggregate deposit balance in the Deposit Account(s) of any Eligible Account Holder or Supplemental Eligible Account Holder, if any, at the close of business on any annual closing date and the Supplemental Eligibility Record Date for Eligible Account Holders and subsequent to the Eligibility Record Date for Supplemental Eligible Account Holders, is less than the lesser of (a) the aggregate deposit balance in such Deposit Account(s) at the close of business on any other annual closing date subsequent to such record dates or (b) the aggregate deposit balance in such Deposit Account(s) as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the subaccount balance for such Deposit Accounts(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the Account Holder ceases to maintain a Deposit Account at the Bank that has the same social security number as appeared on his Deposit Account(s) at the Eligibility Record Date or, if applicable, the Supplemental Eligibility Record Date.

     F. Subsequent to the Conversion, the Bank may not pay cash dividends generally on deposit accounts and/or capital stock of the Bank, if such dividend or repurchase would reduce the Bank's regulatory capital below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank.

     G.  For  purposes  of  this   Section,   a  Deposit   Account   includes  a
predecessor/successor account which is held by an Account Holder with the same social security number.

17.  TRANSFER OF DEPOSIT ACCOUNTS

     Each Deposit Account in the Bank at the time of the consummation of the Conversion shall become, without further action by the holder, a Deposit Account in the Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock), and subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in the Bank immediately preceding consummation of the Conversion. Holders of Deposit Accounts in the Bank shall not, as such holders, have any voting rights.

18. REQUIREMENTS FOLLOWING CONVERSION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING

     In connection with the Conversion, the Holding Company shall have registered its Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and undertaken not to deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for its Common Stock and (ii) list the Holding Company Common Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the National Association of Securities Dealers Automated Quotation System.

19.  DIRECTORS AND OFFICERS OF THE BANK

     Each person serving as a Director or Officer of the Bank or the Holding Company at the time of the Conversion shall continue to serve as a Director or Officer of the Bank for the balance of the term for which the person was elected prior to the Conversion, and until a successor is elected and qualified.

20. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

     For a period of three years following the Conversion, the Directors and Officers of the Holding Company, the Bank and their Associates may not purchase, without the prior written approval of the OTS, Holding Company Common Stock except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding Holding Company Common Stock and (ii) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of stockholder approval of such plan) which may attributable to individual officers or directors.

     The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

21.  RESTRICTIONS ON TRANSFER OF STOCK

     All shares of the Conversion Stock which are purchased by Persons other than Directors and Officers shall be transferable without restriction, except in connection with a transaction prohibited by Section 22 of this Plan. Shares of Conversion Stock purchased by Directors and Officers of the Holding Company, the Holding Company and the Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or pursuant to any merger or similar transaction approved by the OTS. The shares of Conversion Stock issued by the Holding Company to Directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction.

                  The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

     In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

     The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

22.  RESTRICTIONS ON ACQUISITION OF STOCK OF THE HOLDING COMPANY

     The articles of incorporation of the Holding Company shall prohibit any Person together with Associates or group of Persons acting in concert from offering to acquire or acquiring, directly or indirectly, beneficial ownership of more than 10% of any class of equity securities of the Holding Company, or of securities convertible into more than 10% of any such class, for five years following completion of the Conversion. The articles of incorporation of the Holding Company also shall provide that all equity securities beneficially owned by any Person in excess of 10% of any class of equity securities during such five-year period shall be considered "excess shares," and that excess shares shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. The foregoing restrictions shall not apply to (i) any offer with a view toward public resale made exclusively to the Holding Company by underwriters or a selling group acting on this behalf, (ii) the purchase of shares by a Tax-Qualified Employee Stock Benefit Plan established for the benefit of the employees of the Holding Company and its subsidiaries which is exempt from approval requirements under 12 C. F. R. ss.574.3(c)(1)(vi) or any successor thereto, and (iii) any offer or acquisition approved in advance by the affirmative vote of two-thirds of the entire Board of Directors of the Holding Company. Directors, Officers or Employees of the Holding Company or the Bank or any subsidiary thereof shall not be deemed to be Associates or a group acting in concert with respect to their individual acquisition of any class of equity securities of the Holding Company solely as a result of their capacities as such.

23.  TAX RULINGS OR OPINIONS

     Consummation of the Conversion is conditioned upon prior receipt by the Primary Parties of either a ruling or an opinion of counsel, a tax advisor with respect to federal tax laws, and either a ruling or an opinion of counsel or tax advisor with respect to Florida tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any material adverse tax consequences to the Primary Parties or to account holders receiving Subscription Rights before or after the Conversion, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

24.  STOCK COMPENSATION PLANS

     A. The Holding Company is authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation an employee stock ownership plan.

     B. The Holding Company is also authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that no stock options shall be granted, and no shares of Conversion Stock shall be purchased, pursuant to any of such plans prior to the earlier of (i) the one-year anniversary of the consummation of the Conversion or
(ii) the receipt of stockholder approval of such plans at either the annual or special meeting of stockholders of the Holding Company to be held not earlier than six months after the completion of the Conversion.

     C. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

25.  DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK

     A. Except as may otherwise may be permitted by the OTS, the Holding Company may not repurchase any shares of its capital stock during the first year following consummation of the Conversion. During the second and third years following consummation of the Conversion, the Holding Company may not repurchase any of its capital stock from any person, other than pursuant to (i) an offer to repurchase made by the Holding Company on a pro rata basis to all of its stockholders and which is approved by the OTS, (ii) the repurchase of qualifying shares of a director, if any, (iii) purchases in the open market by a Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan in an amount reasonable and appropriate to fund the plan, or (iv) a repurchase program approved by the OTS.

     B. The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required for the liquidation account. Any dividend declared or paid on, or repurchase of, the Bank's capital stock also shall be in compliance with Section 563.134 of the Regulations, or any successor thereto.

     C.  Notwithstanding  anything to the contrary set forth herein, the Holding
Company may repurchase its capital stock to the extent and subject to the requirements set forth in Section 563b.3(g)(3) of the Regulations, or any successor thereto, or as otherwise may be approved by the OTS.

26.  PAYMENT OF FEES TO BROKERS

                The Primary Parties may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Conversion Stock in the Offerings.

27.  EFFECTIVE DATE

     The Effective Date of the Conversion shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Combination with the OTS with respect to the MHC Merger, (ii) the closing of the issuance of the shares of Conversion Stock in the Offerings. The filing of Articles of Combination relating to the MHC Merger and the closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, Member and Stockholder approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received. It is intended that the closing of the MHC Merger, and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

28.  AMENDMENT OR TERMINATION OF THE PLAN

     If deemed necessary or desirable by the Boards of Directors of the Primary Parties, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from members and Stockholders to vote on the Plan and at any time thereafter with the concurrence of the OTS. Any amendment to this Plan made after approval by the Members and Stockholders with the concurrence of the OTS shall not necessitate further approval by the Members or Stockholders unless otherwise required by the OTS. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the Special Meeting. Prior to the earlier of the Special Meeting and the Stockholders' Meeting, this Plan may be terminated by the Boards of Directors of the Primary Parties without approval of the OTS; after the Special Meeting or the Stockholder's Meeting, the Boards of Directors may terminate this Plan only with the approval of the OTS.

29.  INTERPRETATION OF THE PLAN

     All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors of the Primary Parties shall be final, subject to the authority of the OTS.

                                                                         ANNEX A
                                 PLAN OF MERGER

     PLAN OF MERGER, dated as of September 24, 1997 ("Plan of Merger") by and between Harbor Florida Bancorp, Inc. (the "Holding Company") and Harbor Financial, M.H.C. ("Mutual Holding Company"). Unless otherwise noted, defined terms shall have the same meaning as those set forth in the Plan of Conversion and Plan of Reorganization of the Mutual Holding Company between Holding Company and the Mutual Holding Company (of which this Plan of Merger is an Annex thereto).

WITNESSETH:

     WHEREAS,   the  Mutual  Holding  Company,   through  a  reorganization  and
conversion, owned 53.4% of the Common Stock of Harbor Federal Savings Bank (the "Bank");

     WHEREAS, on June 25, 1997, the Bank effected an additional reorganization as a result of which the Bank became a wholly owned subsidiary of Holding Company and the Holding Company became the owner of 100% of the common stock of the Bank;

     WHEREAS, Holding Company now has 53.4% of its shares of common stock owned by the Mutual Holding Company and 46.6% of its shares held by the public (the "Minority Shareholders");

     WHEREAS, the Board of Directors of the Mutual Holding Company has determined that it is in the best interests of the Mutual Holding Company and its members to convert from the mutual to stock form of organization;

     WHEREAS, the Bank is wholly owned by Holding Company;

     WHEREAS, the conversion of the Mutual Holding Company to stock form will be facilitated by causing the Mutual Holding Company to convert from the mutual form to a federal interim stock savings bank to be known as "Interim Savings Capital" ("Interim") and simultaneously merge with the Holding Company, a Delaware corporation; and

     WHEREAS, immediately upon completion of the Conversion, the Mutual Holding Company and the existing minority stockholders of the Holding Company will supplement their current shares of Holding Company Common Stock with shares of common stock of the Holding Company based upon a Distribution Exchange or Conversion Ratio established in accordance with the independent appraisal of the Bank upon merger with Interim, and the remaining shares will be sold in subscription and community offerings, giving priority subscription rights as set forth in the Plan in accordance with OTS conversion regulations.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, and in accordance with federal law, the Holding Company and the Mutual Holding Company hereby agree that, subject to the conditions hereinafter set forth, the Mutual Holding Company shall convert from the mutual form to a federal interim stock savings bank, and Interim shall then be merged with and into the Holding Company with the Holding Company as the surviving entity. The terms and conditions of such merger shall be as follows:

     1. Regulatory Approvals. The merger shall not become effective until receipt of approval of the OTS and any other agency having jurisdiction over the merger, if any.

     2. Identity and Name of Resulting Bank. The resulting savings bank in the Merger shall be the Bank.

     3. Offices of Resulting Bank. The home office of the Bank shall be the Bank's office located at 100 S. Second Street, Fort Pierce, Florida. The locations of the branch offices of the Bank shall be those of the Bank in existence on the date of this Plan of Merger. In addition, the Bank shall operate branch offices at such additional locations as may be approved by the OTS.

     4. The Bank's Federal Charter and Bylaws. The federal stock charter and bylaws of the Bank as in effect immediately prior to the effectiveness of the Merger shall be amended as necessary to accomplish the Merger.

     5. Effective Date. The effective date of the Conversion ("Effective Date") shall be the date as soon as practicable after the issuance and/or execution by the OTS and any other federal or state regulatory agencies, of all approvals, certificates and documents as may be required in order to cause the Conversion to become effective.

     6. Bank Stockholder Approval. The affirmative vote of the holders of two-thirds of the outstanding Holding Company Common Stock and at least a majority of such Holding Company Common Stock not held by the Mutual Holding Company voting at a meeting of the Holding Company stockholders shall be required to approve this Plan of Merger.

     7. Mutual Holding Company Approval. The approval of a majority of the members of the Mutual Holding Company, as of a specified date shall be required to approve this Plan of Merger.

     8. Cancellation of Holding Company Common Stock held by the Mutual Holding Company and Member Interests; Liquidation Account.

     (a) On the Effective Date, (i) the ownership interest in each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Date and held by the Mutual Holding Company shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled, (ii) the interests in the Mutual Holding Company of any person, firm or entity who or which qualified as a member of the Mutual Holding Company in accordance with its mutual charter and bylaws and the laws of the United States prior to the Mutual Holding Company's conversion from mutual to stock form (the "Members") shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled, and (iii) a liquidation account shall be established on behalf of each depositor member of the Mutual Holding Company, as defined in the Plan, in accordance with Section 16 of the Plan.

     (b) At or after the Effective Date and prior to the Merger, each certificate or certificates theretofore evidencing issued and outstanding shares of Holding Company Common Stock, other than any such certificate or certificates owned by the Mutual Holding Company, which ownership interest shall be extinguished, shall continue to represent issued and outstanding shares of Bank Common Stock.

     9.  Dissenting   Shares.  No  Member  of  the  Mutual  Holding  Company  or
stockholder of the Holding Company shall have any dissenter or appraisal rights in connection with the Conversion.

     10. Deposits of the Bank. All deposit accounts of the Bank shall be and will continue without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal values. After the Effective Date, the resulting savings bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Date.

     11. Effect of Conversion. Upon the Effective Date of the Conversion, all assets and property (real, personal and mixed, tangible and intangible, chooses in action, rights and credits) then owned by the Bank, the Holding Company or the Mutual Holding Company or which would inure to either of them, shall immediately by operation of law and without any conveyance, transfer or further action, become the property of the Holding Company (or the Bank as the case may be), which shall have, hold and enjoy them in its own right as fully and to the same extent as they were possessed, held and enjoyed by the Bank, the Holding Company and the Mutual Holding Company immediately prior to the Effective Date of the Conversion.

     12. Directors and Executive Officers. The persons who are the current officers and directors of the Holding Company will be the directors and officers of the Holding Company and such terms or positions will be unchanged.

     13. Abandonment of Plan of Merger. This Plan of Merger may be abandoned by either the Holding Company or the Mutual Holding Company at any time before the Effective Date in the manner set forth in Section 28 of the Plan.

     14. Amendment of this Plan of Merger. This Plan of Merger may be amended or modified at any time by mutual agreement of the Boards of Directors of the Holding Company and the Mutual Holding Company in the manner set forth in
Section 28 of the Plan.

     15. Governing Law. This Plan of Merger is made pursuant to, and shall be construed and be governed by, the laws of the United States, and the rules and regulations promulgated thereunder, including without limitation, the rules and regulations of the OTS.

     16. All Terms Included. This Plan of Merger sets forth all terms, conditions, agreements and understandings of the Holding Company and the Mutual Holding Company with respect to the Conversion.

     17. Counterparts. This Plan of Merger may be executed in several identical counterparts, each of which when executed by the Parties and delivered shall be an original, but all of which together shall constitute a single instrument. In making proof of this Plan of Merger, it shall not be necessary to produce or account for more than one such counterpart.

     IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.

                                                     HARBOR FINANCIAL, M.H.C.



Attest: ______________________                  By:______________________
        Secretary                                  Michael J. Brown, Sr.




                                                   HARBOR FLORIDA BANCORP, INC.



Attest:______________________                    By:______________________
       Secretary                                    Michael J. Brown, Sr.